FILED PURSUANT TO RULE 424(B)(3)
                                                              FILE NO. 333-48934




                               SUPPLEMENT NO. 1 TO
                                  PROSPECTUS OF

                        EVCI CAREER COLLEGES INCORPORATED


                        1,962,891 SHARES OF COMMON STOCK


     This Prospectus Supplement supplements the prospectus dated January 18, 2001, which relates to 1,962,891 shares of common stock of EVCI Career Colleges Incorporated, a Delaware corporation.


                  ----------------------------------------------

                    THESE ARE SPECULATIVE SECURITIES AND THIS
                   INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                       SEE "FORWARD-LOOKING STATEMENTS AND
                        RISK FACTORS" BEGINNING ON PAGE 5
                               OF THE PROSPECTUS.

                  ----------------------------------------------


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              This Prospectus Supplement is dated November 7, 2003.

     As a result of the transactions disclosed in our Form 8-K dated October 10, 2003, the following are no longer selling stockholders and the 12 investors referred to in the table below acquired 1,165,555 shares of our common stock form Amaranth and became selling stockholders:

     Amaranth Trading, L.L.C.
     Seneca Capital International, Ltd.
     Seneca Capital L.P.
     Merced Partners Limited Partnership
     Lakeshore International, Ltd.

     The following table sets forth information regarding those 12 selling stockholders. We know of no material relationship between any of them and us during the past three years. After the offering is complete, none of the selling stockholders will own more than one percent of our outstanding common stock except as indicated in the footnotes to the table.



                                                         SHARES OWNED AS           SHARES
                                      NAME                 OF 10/14/03             OFFERED
Belle Haven Investments, L.P.                              125,000(1)              125,000
C.S.L. Associates L.P.                                     354,300(2)               65,000
DEWI Investments Limited                                   448,084(3)               56,000
Gary Glaser                                                100,000                 100,000
William S. Lapp                                            115,000                 100,000
Grace and Charles Lipson (JTWROS)                           55,000                  35,000
Malka Investments Limited                                  306,818(4)              306,818
Barbara Potter                                              25,000                  25,000
RW Urbanek MD PC Pension Profit Sharing Trust DTD 7/1/77   100,000                 100,000
Tilson Growth Fund, L.P.                                   700,385(5)              181,517
Tilson Offshore Fund, L.P.                                  95,975(6)               25,220
Avraham M. Ziskind                                          62,600                  46,000
                                                           -------                 -------
                                                         2,488,162               1,165,555
                                                         =========               =========

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     (1) Also beneficially owned by Belle Haven Capital, Management, Inc., as general partner.

     (2) Includes 55,000 shares owned by Grace and Charles Lipson (JTWROS). Mr. Lipson is the general partner of C.S.L. Associates L.P. The 254,300 shares not offered constitute approximately 2.4% of EVCI's outstanding common stock as of October 14, 2003.

     (3) Valdir Managers Limited has the voting and investment power over these shares. The 392,084 shares not offered constitute approximately 3.7% of EVCI's outstanding common stock as of October 14, 2003.

     (4) Desmond Reoch and Peter I. Montegriffo have the voting and investment power over these shares.

     (5) Includes 103,774 shares purchasable upon exercise of currently exercisable warrants. All shares are also beneficially owned by Tilson Capital Partners, LLC ("TCP") and Whitney Tilson. TCP is the general partner of Tilson Growth Fund, L.P. ("TGF") and Whitney Tilson is the managing member of TCP. The address of TGF, TCP and Whitney Tilson is 1165 Fifth Avenue, Suite 4C, New York, New York 10029. The 518,868 shares not offered constitute approximately 4.9% of EVCI's outstanding common stock as of October 14, 2003.

     (6) Includes 14,151 shares purchasable upon exercise of currently exercisable warrants. All shares are beneficially owned by Tilson Offshore Partners, LLC ("TOP") and Whitney Tilson. TOP is the investment manager for Tilson Offshore Fund, L.P. ("TOF"). Mr. Tilson is the managing member of TOP. TOF's address is c/o Walkers SPV Ltd., P.O. Box 908 GT, Walkers House, Mary Street, George Town, Cayman Islands. The 589,623 shares not offered by TGF and TOF, and beneficially owned by Whitney Tilson, constitute approximately 5.6% of EVCI's outstanding common stock as of October 14, 2003.